As filed with the Securities and Exchange Commission on February 2, 2001
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

EXELIXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3257395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

170 Harbor Way
P.O. Box 511
South San Francisco, California    94083
(650) 837-7000
(Address of principal executive offices, including zip code)

Agritope, Inc. Employee Stock Ownership Plan
Agritope, Inc. 401(k) Profit Sharing Plan

(Full title of the plan)

Glen Y. Sato
Chief Financial Officer
Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083
(650) 837-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Jones, Esq. Cooley Godward llp Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94306

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock (par value $.001)	37,333	$14.875	$ 555,328	$139

  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share is calculated upon the basis of the price of Exelixis, Inc., a Delaware corporation ("Exelixis"), common stock (par value $.001 per share) ("Exelixis Common Stock"), based upon the average of the high and low prices reported by the Nasdaq National Market System, as of January 29, 2001.

The shares to be registered hereunder have been exchanged by Exelixis into shares of Exelixis Common Stock pursuant to an exchange ratio set forth in an Agreement and Plan of Merger and Reorganization, dated as of September 7, 2000, by and among Exelixis, Athens Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Exelixis, and Agritope, Inc., a Delaware corporation ("Agritope"), in connection with the assumption by Exelixis of the Agritope Employee Stock Ownership Plan and the Agritope 401(k) Profit Sharing Plan.

CALCULATION OF REGISTRATION FEE

Title of Plan	Number of Shares Under Plan	Offering Price per Share	Aggregate Offering Price
Agritope, Inc. Employee Stock Ownership Plan Agritope, Inc. 401(k) Profit Sharing Plan	16,544 20,789	$14.875 $14.875	$ 246,092 $309,222

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Exelixis, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") are incorporated by reference into this Registration Statement:

    The Company's prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), on April 25, 2000 (No. 333-96335);

    The Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000;
    The Company's current reports on Form 8-K dated April 24, September 7, November 9 and December 22, 2000; and
    The description of the Company's common stock which is contained in the Registration Statement on Form 8-A, filed on April 6, 2000, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Restated Bylaws of the Company (the "Bylaws") require the Company to indemnify its directors and executive officers, and permit the Company to indemnify its other officers, employees and other agents, to the extent permitted by the DGCL. Under the Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise, to the fullest extent permitted by the Bylaws. The Bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions, or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained under the DGCL. The Company also maintains an insurance policy for its directors and executive officers insuring against certain liabilities arising in their capacities as such.

EXHIBITS

Exhibit Number

4.1* Amended and Restated Certificate of Incorporation of the Company.

4.2* Restated Bylaws of the Company.

5.1 Opinion of Cooley Godward LLP.

23.1 Consent of Independent Accountants.

23.2 Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1 Power of Attorney is contained on the signature pages to this Registration Statement.

99.1 Agritope, Inc. Employee Stock Ownership Plan.

99.2 Agritope, Inc. 401(k) Profit Sharing Plan.

________________________

*Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (File No. 333-96335), originally filed with the SEC on February 7, 2000.

UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4. The undersigned registrant will submit or has submitted the Agritope, Inc. Employee Stock Ownership Plan and the Agritope, Inc. 401(k) Profit Sharing Plan (collectively, the "Plans") and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on February 2, 2001.

EXELIXIS, INC.

By: /s/ George A. Scangos

George A. Scangos, Ph.D.

President and Chief Executive Officer

Know All Persons by these Presents, that each person whose signature appears below constitutes and appoints George A. Scangos and Glen Y. Sato, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ George A. Scangos, Ph.D. George A. Scangos, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2001
/s/ Glen Y. Sato Glen Y. Sato	Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2001
/s/ Steilos Papadopoulos, Ph.D. Stelios Papadopoulos, Ph.D.	Chairman of the Board of Directors	February 1, 2001
/s/ Charles Cohen, Ph.D. Charles Cohen, Ph.D.	Director	February 1, 2001
/s/ Jurgen Drews, M.D. Jurgen Drews, M.D.	Director	February 1, 2001
/s/ Geoffrey Duyk, M.D. Ph.D. Geoffrey Duyk, M.D., Ph.D.	Director	February 1, 2001
/s/Jason S. Fisherman, M.D. Jason S. Fisherman, M.D.	Director	February 1, 2001
/s/ Jean-Francois Formela, M.D. Jean-Francois Formela, M.D.	Director	February 1, 2001
Edmund Olivier de Vezin	Director
Lance Willsey, M.D.	Director
/s/Peter Stadler Peter Stadler, Ph.D.	Director	February 1, 2001

Agritope, Inc. Employee Stock Ownership Plan

Pursuant to the requirements of the Securities Act, the trustees have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on February 2, 2001.

By: /s/ Glen Y. Sato

Name: Glen Y. Sato

Title: Trustee

Agritope, Inc. 401(k) Profit Sharing Plan

Pursuant to the requirements of the Securities Act, the trustees have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on February 2, 2001.

By: /s/ Glen Y. Sato

Name: Glen Y. Sato

Title: Trustee

EXHIBITS

Exhibit Number

4.1* Amended and Restated Certificate of Incorporation of the Company.

4.2* Restated Bylaws of the Company.

5.1 Opinion of Cooley Godward LLP.

23.1 Consent of Independent Accountants.

23.2 Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1 Power of Attorney is contained on the signature pages to this Registration Statement.

99.1 Agritope, Inc. Employee Stock Ownership Plan.

99.2 Agritope, Inc. 401(k) Profit Sharing Plan.

________________________

*Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (File No. 333-96335), originally filed with the SEC on February 7, 2000.